Exhibit 99.1

Press Release

Clean Harbors Reports Third-Quarter 2011 Financial Results

•           Company Continues Momentum with Record Performance

•           Generates Higher-than-Anticipated Revenue of $556 Million

•           Strong Margins Result in Net Income of $37.1 Million and EBITDA of $103.8 Million

•           2011 Guidance Increased on Strength of Performance and Acquisitions

Norwell, MA – November 2, 2011 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the third quarter ended September 30, 2011.

Revenues for the third quarter were $556.1 million compared with $487.7 million in the same period in 2010.  The third quarter of 2011 included approximately $42 million of revenue related to the Company’s participation in the Yellowstone River oil spill response effort.  The third quarter of 2010 revenue included approximately $124 million related to the response work in the Gulf of Mexico and Michigan oil spills.  Income from operations in the third quarter of 2011 was $66.8 million compared with $73.4 million in the same period of 2010.

In July 2011, Clean Harbors completed a two-for-one stock split.  All share and per share amounts included in this earnings release reflect the stock split and have been adjusted retroactively for all periods presented.  Third quarter 2011 net income was $37.1 million, or $0.70 per diluted share, compared with $38.8 million, or $0.73 per diluted share on a split-adjusted basis, in the third quarter of 2010.  EBITDA (see description below) was $103.8 million in the third quarter of 2011 compared with $98.8 million in the same period of 2010.

Comments on the Third Quarter

“In the third quarter, Clean Harbors delivered a better-than-expected financial performance as a result of the broad-based growth of our business, strong contributions from recent acquisitions and emergency response work,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Growth across our four operating segments enabled us to generate record revenues of $556 million.  Within Technical Services, the utilization rate at our incinerators was 89% in the quarter. Within Field Services, emergency response work related to the Yellowstone River oil spill generated approximately $42 million in revenue in the quarter.   Consistent with prior quarters, large-scale projects continued to drive growth in Field Services core operations, which increased by 38% year-over-year exclusive of emergency response work.  Our Industrial Services segment had another exceptional quarter, growing by 44%, led by turnaround work at our refinery customers in Western Canada.  Supported by our recent acquisitions, including Peak Energy Services and Destiny Resource Services, our Oil & Gas Field Services segment more than doubled, growing by more than 130% from the same period in 2010.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“Our recent acquisition activity has proven to be highly successful,” McKim said.  “The additions of Peak, Destiny and other tuck-in acquisitions have significantly advanced our position in oil and natural gas drilling and production support, as well as our Industrial Services business.  Collectively, they have added high-margin revenue, broadened our service offerings and expanded our footprint in key geographies.   We also expect numerous cross-selling opportunities from these acquisitions in the quarters ahead.”

“We achieved a significant financial milestone in the third quarter by surpassing $100 million in quarterly EBITDA for the first time in our history,” McKim said. “Our EBITDA of $103.8 million represents an EBITDA margin of 18.7%.  Excluding the Yellowstone spill, our EBITDA margin for the quarter was 18.3%, reflecting the success of our pricing initiatives, productivity gains within our asset base, economies of scale from our acquisitions and ongoing cost reduction initiatives.”

Non-GAAP Third-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the third quarter of 2011 and 2010 (in thousands):

	For the three months ended:		For the nine months ended:
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net income	$37,133	$38,827	$89,019	$107,186
Accretion of environmental liabilities	2,435	2,495	7,231	7,799
Depreciation and amortization	34,604	22,892	87,000	67,671
Other (income) loss	(164)	669	(5,931)	(2,485)
Loss on early extinguishment of debt	—	2,294	—	2,294
Interest expense, net	10,927	7,198	28,047	21,772
Provision for income taxes	18,896	24,384	47,283	42,941
Income from discontinued operations, net of tax	—	—	—	(2,794)
EBITDA	$103,831	$98,759	$252,649	$244,384

Business Outlook and Financial Guidance

“We exited the third quarter with considerable momentum in a number of our key verticals,” McKim said. “The underlying industry and outsourcing trends remain favorable for our company.  Within Environmental, we continue to have an active pipeline of projects in Field Services and the outlook for Technical Services is also strong.  We anticipate some typical seasonality in these segments as we begin the winter weather season.  Conversely, our Energy & Industrial Services business is entering its strongest operating periods during the colder weather months, particularly in Western Canada and some remote locations.  While the timing of winter weather will be a factor in the quarter, we expect many of our specialty lines of business to perform well, and our recent acquisitions should only serve to accelerate the growth in our Oil & Gas Field Services segment.”

“We concluded the third quarter with nearly $260 million in cash.  We will continue to execute our two-pronged growth strategy of internal investments and select acquisitions.  For the year, we anticipate capital expenditures of approximately $160 million — the majority of which is related to growth-oriented investments in our business.  We also intend to remain very active on the acquisition front.  We have a number of excellent candidates in our pipeline, and we will continue to be selective as we target accretive opportunities that can accelerate our growth and enhance our competitive position,” McKim concluded.

Based on its year-to-date performance, recently completed acquisitions and current market conditions, Clean Harbors is increasing its 2011 annual revenue and EBITDA guidance.  The Company now expects 2011 revenues in the range of $1.92 billion to $1.94 billion, up from its previous revenue guidance of $1.84 billion to $1.88 billion.  For 2011, the Company now expects EBITDA in the range of $335 million to $340 million, an increase from its previous guidance of $315 million to $320 million.

Based upon preliminary estimates of the markets it serves, the Company expects 2012 revenues in the range of $2.15 billion to $2.2 billion.  The Company expects its EBITDA margin to be approximately 18% at this level of growth in 2012, which translates into an EBITDA range of $390 million to $400 million.  As Clean Harbors completes its 2012 budgeting process in the coming months, it plans to update this preliminary guidance in conjunction with the announcement of its fourth-quarter results in February 2012.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 50,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 175 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  The Company also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed at www.cleanharbors.com/investor_relations.

Contacts:

James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

 (in thousands except per share amounts)

	For the three months ended:		For the nine months ended:
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues	$556,053	$487,651	$1,438,250	$1,314,186
Cost of revenues (exclusive of items shown separately below)	386,518	335,273	1,006,849	919,970
Selling, general and administrative expenses	65,704	53,619	178,752	149,832
Accretion of environmental liabilities	2,435	2,495	7,231	7,799
Depreciation and amortization	34,604	22,892	87,000	67,671
Income from operations	66,792	73,372	158,418	168,914
Other income (loss)	164	(669)	5,931	2,485
Loss on early extinguishment of debt	—	(2,294)	—	(2,294)
Interest (expense), net	(10,927)	(7,198)	(28,047)	(21,772)
Income from continuing operations before provision for income taxes	56,029	63,211	136,302	147,333
Provision for income taxes	18,896	24,384	47,283	42,941
Income from continuing operations	37,133	38,827	89,019	104,392
Income from discontinued operations, net of tax	—	—	—	2,794
Net income	$37,133	$38,827	$89,019	$107,186
Earnings per share:
Basic	$0.70	$0.74	$1.68	$2.04
Diluted	$0.70	$0.73	$1.67	$2.03

Weighted average common shares outstanding	53,023	52,658	52,921	52,581
Weighted average common shares outstanding plus potentially dilutive common shares	53,370	52,963	53,298	52,852

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	September 30,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$257,159	$302,210
Marketable securities	93	3,174
Accounts receivable, net	414,079	332,678
Unbilled accounts receivable	41,728	19,117
Deferred costs	5,831	6,891
Prepaid expenses and other current assets	37,278	28,939
Supplies inventories	53,614	44,546
Deferred tax assets	16,488	14,982
Total current assets	826,270	752,537

Property, plant and equipment, net	880,719	655,394

Other assets:
Long-term investments	4,239	5,437
Deferred financing costs	14,325	7,768
Goodwill	134,696	60,252
Permits and other intangibles, net	140,970	114,400
Other	9,166	6,687
Total other assets	303,396	194,544
Total assets	$2,010,385	$1,602,475

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	September 30,	December 31,
	2011	2010
Current liabilities:
Current portion of capital lease obligations	$8,570	$7,954
Accounts payable	201,561	136,978
Deferred revenue	28,627	30,745
Accrued expenses	138,911	116,089
Current portion of closure, post-closure and remedial liabilities	15,899	14,518
Total current liabilities	393,568	306,284
Other liabilities:
Closure and post-closure liabilities, less current portion	27,420	32,830
Remedial liabilities, less current portion	124,183	128,944
Long-term obligations	524,590	264,007
Capital lease obligations, less current portion	7,531	6,839
Unrecognized tax benefits and other long-term liabilities	92,887	82,744
Total other liabilities	776,611	515,364
Total stockholders’ equity, net	840,206	780,827
Total liabilities and stockholders’ equity	$2,010,385	$1,602,475